Exhibit 10.19

December 1, 2025

Re: Promotion to EVP, Chief Operating Officer

Dear Karla,

Congratulations on your promotion to EVP, Chief Operating Officer.

You are an integral part of the success and future of Tailored Brands, and I am excited about working with you in this new capacity.

As discussed, you will be receiving a promotional increase to your compensation with an effective date of December 1, 2025. Details are in the table below.

	Current	New	% Increase
Base Salary	$540,000	$700,000	29.6%
AIP Target	75%	75%

As well, in addition to the recent Management Equity Incentive Plan grant you received in February, I have proposed to our Board of Directors and Owners an additional equity grant for you of 25,000 RSUs. Detailed award agreements will be forthcoming for your review and execution.

I appreciate your hard work and dedication and look forward to your continued commitment and success.

Sincerely,

/s/ John Tighe

John Tighe
Chief Executive Officer